Exhibit 99.1

Harte Hanks Hires Elliott Peterson As Chief Technology Officer

Former Advantage Solutions Executive Joins Leadership Team

AUSTIN, Texas, Oct. 26, 2021 /PRNewswire/ -- Harte Hanks, a leading global customer experience company, announced today that it has named well-respected technology executive Elliott Peterson as the company's new Chief Technology Officer.

Peterson joins Harte Hanks from Advantage Solutions where he recently served as the interim CIO and Sr. VP of Global Information Technology. He will report directly to Brian Linscott, CEO, Harte Hanks.

In his new role, Peterson will be responsible for overseeing the company's global technology operations which include eleven offices in five countries and over 2,000 employees. Peterson will work closely with the company's leadership team to ensure its technology provides best-in-class solutions in the company's core business areas of Marketing Services, Customer Care, and Fulfillment and Logistics for its broad portfolio of clients.

"Elliott is an incredibly accomplished technology and business leader who has worked with a wide variety of leading corporations and industries," says Brian Linscott, Harte Hanks. "He brings a wealth of experience and knowledge along with a proven track record as a highly innovative leader in digital transformation and business change. He will be a tremendous asset to our team as we continue to focus on profitable growth while expanding our client service capabilities."

Peterson's background also includes senior technology executive leadership roles with a diversity of companies in industries ranging from aerospace to retail, entertainment, and transportation including HireRight, Westfield LLC, Beats by Dre, PaperlinX, Transit Air Cargo, and NASA among others.

"Harte Hanks has an incredible track record of delivering the best in technology solutions and results for its clients," says Peterson. "I am thrilled to be joining the organization during this exciting and rapidly accelerating time for the customer experience industry. I'm looking forward to working with them to ensure they have the most effective technology resources and systems in the marketplace."

About Harte Hanks

Harte Hanks (OTCMKTS: HRTH) is a global customer experience company whose mission is to work with clients to provide them with strategy, analytics and insights combined with seamless program execution to better understand, attract, and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world's premier brands including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony, and IBM among others. Headquartered in Austin, Texas, Harte Hanks has over 2,000 employees in offices across the Americas, Europe and Asia Pacific.

For more information visit hartehanks.com

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